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                                PROMISSORY NOTE


$500,000                                                  December 31, 1997

                              Simi Valley, California


          FOR VALUE RECEIVED, CONSUMER NET MARKETPLACE, INC., a California corporation (the "Maker") hereby promises to pay to the order of Consumer Net Partners, a California general partnership (the "Payee"), the principal sum of Five Hundred Thousand Dollars ($500,000) on demand.

     1. REPAYMENT. This Note is payable on demand. Payments made by the Maker shall be allocated first against advances made to the Maker by Consumer Net Partners and second, to the purchase price paid by the Maker to the Payees for the Assets as defined in that certain Assignment, dated December 31, 1997, by and between the Payee, as the assignor, and the Maker, as the assignee.

     2.   SECURITY.  This Note is unsecured.

     3. DEFAULT. Maker shall be deemed to be in default under this Note if the Maker fails to make payment upon 30 days written notice of demand for payment by the Payee to the Maker.

     4. NOTE IS NONRECOURSE TO INDIVIDUALS. In the event that the Maker defaults on this Note, Payee shall look solely to the assets of the Maker for repayment. The shareholders, officers, directors or affiliates of the Maker shall not have any personal liability for payment hereunder.

     5. COSTS OF COLLECTIONS. Payee shall be entitled to collect reasonable attorney's fees and costs from the Maker, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

     6.   PAYMENT.  This Note shall be payable in lawful money of the United
States.

     7. SEVERABILITY. If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

     8. NO PARTNER. Payee shall not become or be deemed to be a partner or a joint venturer with Maker by reason of any provision of this Note. Nothing herein shall constitute Maker and Payee as partners or joint venturers or require Payee to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Maker.

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     9.   NO WAIVER.  The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

     10. GOVERNING LAW. This Note shall be governed by and construed solely in accordance with the laws of the State of California.

     11. ASSIGNMENT. This Note is not assignable without the prior written consent of the Maker, which can be withheld in the Maker's sole discretion.

     IN WITNESS WHEREOF, Maker has executed this Note as of the date first hereinabove written.

                                   CONSUMER NET MARKETPLACE, INC.



                                   By:  /s/  Fredrick Rice
                                      ------------------------------
                                         Fredrick Rice, President

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